                                                                     Exhibit 4.9
                                                                     -----------

                         TPI CHASSIS SUBLET AGREEMENT


     THIS CHASSIS SUBLET AGREEMENT (as originally executed and as amended from time to time in accordance with its terms, "Chassis Sublet") is made as of May 28, 1999, by and among APL Land Transport Services, Inc., a Tennessee corporation ("LTS"), APL Co. Pte Ltd., a Singapore corporation, APL Limited and American President Lines, Ltd., a Delaware corporation (collectively, "APL").

                                   RECITALS

     WHEREAS, the parties to this Chassis Sublet recognize that there is a need for twenty foot (C20) chassis, forty foot (C40) and forty-five foot (C45) chassis to support the business needs of LTS specifically relating to the ocean containers of LTS' third party international customers ("TPI Containers") which require chassis for their transportation.

     WHEREAS, APL has a supply of chassis which are currently used to fulfill TPI requirements at various locations, terminals and depots in the United States.

     WHEREAS, LTS and APL are desirous of entering into this Chassis Sublet whereby APL agrees to provide, on a daily basis, the use of an agreed number of APL's chassis which provision also includes the maintenance and repair and licensing of these chassis.

     NOW, THEREFORE, in consideration of the premises and the agreements contained herein, the parties hereto agree as follows:


                            ARTICLE I - DEFINITIONS

As employed in this Chassis Sublet, the term:

1. "Chassis" means a licensed skeletal chassis designed for the carriage of 20', 40' and 45' ISO ocean shipping containers in compliance with applicable FHWA and DOT regulations.

2. "Day" means any calendar daily twenty-four hour period commencing at 00:01 hours and ending at 24:00.

3. "Force Majeure events" shall include Acts of God (other than ordinary storms or inclement weather conditions), earthquakes, floods or landslides, act of governments, riots, insurrections, embargoes, and labor disputes or strikes or other occurrences which are beyond the reasonable control of the Parties and which make it impossible for either Party to perform.

4. "Use" means the provision of a Chassis which is available for interchange in accordance with this Chassis Sublet. It is understood that APL is providing such Use out of its total fleet of Chassis on a revolving basis and is not supplying LTS with a specific group of identifiable Chassis.

5. "Per Diem Rate" means the charge assessed by APL for making available to LTS the number of chassis set forth in Article II below.

6.   "User" shall mean the person having responsibility for the Chassis.

7. Interchange[d], "when used with respect to a chassis means an APL supplied chassis which has been removed from APL's terminal or depot by LTS, LTS' designee or a motor carrier having a valid interchange with LTS but not redelivered to APL's terminal or depot or a chassis which had been removed and redelivered to APL's terminal or depot.

                 ARTICLE II - NUMBER OF CHASSIS REQUIRED AND
                         ADJUSTMENT; RETURN PROVISION

During each year of this Agreement, APL agrees to provide to LTS on a daily basis the chassis requirements set forth in LTS's TPI Market Plan which shall be supplied to APL on an annual basis no later than September 30/th/ of the prior year ("TPI Market Plan Requirement"). If LTS fails to supply its TPI Market Plan Requirement to APL by September 30/th/, APL shall not be obligated to meet the proposed TPI Market Plan Requirement for the following year but shall only be required to continue to provide the Chassis requirements set forth in the then current year's TPI Market Plan Requirement unless otherwise agreed between APL and LTS.

The "Initial Allocation" of Chassis for the first year of the Agreement is 2,091 C20 Chassis and 3,367 C40 (or equivalent units). The "Current Allocation" shall be the fleet of C20 Chassis and C40 Chassis for each subsequent year of the Agreement based on the TPI Market Plan Requirement. In the event that the Current Allocation is less than the prior year's allocation, and APL incurs early termination penalties on Chassis which LTS and APL mutually agree were required to be leased to fulfill previous TPI Market Plan Requirements, LTS shall bear the cost of those early termination penalties. At APL's sole option, to the extent that APL can absorb any Chassis into its own fleet, it will do so. When the Current Allocation results in an increase in the fleet size, and if, due to market conditions and non-availability of Chassis, APL is unable to supply all Chassis in excess of the prior year's allocation, APL shall work with LTS to obtain as many Chassis as practically and economically possible.

In the event that LTS requests more Chassis in an APL accounting period (as those periods are established in Appendix 5 to the Equipment Supply Agreement) than are in the Current Allocation as measured by available Chassis Days, APL shall supply those Chassis as long as such Chassis are available for use by LTS. Chassis Days are the number of Chassis in the Current Allocation multiplied by 365 averaged over the twelve (12) APL accounting periods. If LTS' use exceeds the Current Allocation of Chassis during one APL accounting period, APL shall so advise LTS. If LTS' use exceeds the Current Allocation for a consecutive second APL accounting period, then the parties shall discuss remedies to address the excess use within five (5) days after the receipt of data by LTS for that APL accounting period. If LTS chooses to increase the Chassis fleet, then APL shall charge LTS for the supplemental Chassis which APL and LTS agree to add to the Chassis fleet. If APL supplies less than the Current Allocation of Chassis during one APL accounting period, LTS shall so advise APL. If APL supplies less than the Current Allocation for a consecutive second APL accounting period, the parties shall discuss remedies to address the shortage within five (5) days after the receipt of data by LTS for that APL accounting period.

The number of Chassis provided at each location covered under this Chassis Sublet shall be managed on a day to day basis by APL and LTS, in accordance with the Procedures Manual on Equipment Issues (the "Manual") which APL and LTS shall jointly develop and implement. The Manual shall address procedures for, among other things, LTS communicating its anticipated Chassis needs at each location to APL and APL making such equipment available and communicating such availability to LTS.

LTS shall have the right to periodically audit APL's records, and APL shall have the right to audit LTS' records, to the extent necessary to determine compliance by APL with its Chassis supply obligations under this Chassis Sublet. The parties acknowledge that any such calculation of available Chassis will entail the extrapolation of certain data from APL's ETC system.

LTS must return a Chassis utilized under this Agreement to the same rail ramp from which it was taken.

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During each year, LTS may notify APL of its request in writing for additional
Chassis beyond the Current Allocation for that year and APL shall have the option, but not the obligation, to supply such additional Chassis under this Chassis Sublet. If APL does not respond to LTS within five (5) working days, then no additional Chassis will be made available from APL.

All incremental direct costs involved in increasing the fleet, whether pursuant to the paragraph immediately above or pursuant to an increase in a Future Allocation, shall be paid by LTS. Such costs are not limited to the pickup and survey of equipment but also include any increase in daily per diem due to market conditions which may affect the terms and length of any lease requirements. APL shall use its best efforts when increasing the fleet pursuant to LTS' needs to do so in the most economical manner possible consistent with obtaining equipment of adequate quality.

APL represents and warrants that it has obtained all consents, approvals, authorizations, waivers and amendments required to be obtained from any third party under its existing lease agreements and/or other obligations prior to entering into this Chassis Sublet and the consummation of the transactions contemplated herein.


                      ARTICLE III - PER DIEM RENTAL RATE

The per diem rental rate for the provision of maintained and licensed Chassis under this Agreement shall be according to Schedule 1. APL shall invoice LTS each APL accounting period for the number of Chassis provided in the Current Allocation pursuant to Article II by multiplying each unit times the applicable rate times the number of days that unit is in the TPI chassis fleet in the accounting period. Payment shall be due within thirty (30) days of receipt of an invoice.

APL represents and warrants to LTS that the per diem rental rate of $4.85 for units in the 1999 Plan represents the actual daily chassis cost allocated to LTS by APL during the fiscal year ended December 25, 1998 and that the number and mix of chassis contained in the Initial Allocation would allow LTS to appropriately service TPI volumes of approximately 110,000 shipments in 1999 based on actual 1998 chassis turn times. In the event of any inaccuracy of this representation, the parties agree to make such adjustments in good faith as are necessary (i) to correct such inaccuracy and (ii) to compensate the party prejudiced by such inaccuracy.


                ARTICLE IV - INTERCHANGE AND CUSTODY; INSURANCE

APL represents that it is an "Equipment Provider" which is a Party to that standard Uniform Intermodal Interchange and Facilities Access Agreement administered by the Intermodal Association of North America ("UIIA Agreement"). In accepting the provision of Chassis under this Chassis Sublet, LTS agrees that LTS is the User of the Chassis upon interchange of the Chassis to LTS until the Chassis' return to the custody of APL.

Therefore, simultaneously with the execution of this Chassis Sublet, LTS shall furnish APL with certificates from insurance companies reasonably acceptable to APL evidencing liability for bodily injury and property damage with a combined single limit of not less than $1 million. LTS agrees to defend, hold harmless, and fully indemnify APL against any and all loss, damage, liability, cost or expense (including reasonable attorney's fees) suffered or incurred by APL, arising out of or connected with injuries to or death of any persons or loss of or damage to any property (including equipment and cargo) arising out of the use, operation, maintenance performed by or at the direction of LTS, possession or control of Chassis provided to LTS under this Chassis Sublet while it is the User of the Chassis. LTS further agrees to defend, indemnify, and hold APL harmless against any and all loss, damage, liability, cost or expenses (including reasonable attorney's fees and trip permit dues) arising out of LTS' failure to comply with any federal or state law or regulation when that failure arises out of the use, operation, maintenance performed by or at the direction of LTS, possession or control of Chassis provided to LTS under this Chassis Sublet while it is the User of the Chassis.


                   ARTICLE V - DAMAGE AND REPAIRS; CITATIONS

The costs of damage to Chassis while in the possession of LTS are included in the daily per diem rate charged pursuant to this Agreement, and LTS shall not be billed for individual repairs. If a Chassis is a Total Loss LTS shall pay the Casualty Value computed for the Chassis in question in accordance with Appendix
1. A Chassis shall be considered a "Total Loss" in the event it is lost, stolen, destroyed, or surveyed and found to be more costly to repair than its Casualty Value.

The parties agree that the condition of an APL Chassis shall be established at interchange by the use of an Equipment Interchange Receipt (EIR) setting forth the physical condition of the equipment. Both APL and LTS shall agree on the use of a non-standard interchange where an EIR is not prepared; alternatively the parties shall agree on what constitutes presumptive interchange information when that is an issue.

In the event that a citation for any kind of traffic violation, including parking citations, is issued while the Chassis is under LTS' control, it shall be LTS' obligation to pay for the citation and to seek reimbursement from the underlying motor carrier.


                             ARTICLE VI - USE TAX

In the event there is any use tax in any applicable jurisdiction levied as a result of this Chassis Sublet, LTS agrees that it will pay such use tax in addition to the per diem rental due under Article III.


                             ARTICLE VII - REVIEW

This Chassis Sublet shall be reviewed every three (3) months by the Parties in consultation with one another. Issues such as per diem rental rates, adequacy of the provision, and condition of the Chassis will automatically be reviewed. In the event either party proposes any changes in this Chassis Sublet in connection with such review, the other Party shall consider the proposal in good faith. In the event the Parties cannot agree, they shall utilize the Dispute Resolution process set forth in Section 6 of the Stacktrain Services Agreement.


                      ARTICLE VIII - TERM AND TERMINATION

The term of this Chassis Sublet shall have the same term as the Stacktrain Services Agreement. If this Agreement is terminated prior to twenty-years from the date hereof, LTS may request APL to assign the leases for all the Chassis covered under this agreement to LTS and, in such event, APL shall be obligated to so assign such leases to LTS.

In the event that, at the end of the term of this Chassis Sublet, Chassis interchanged by APL to LTS have not been returned to APL and the Casualty Values thereof have not been paid to APL, LTS shall be charged the applicable per diem charge for each such Chassis until the earlier of either (a) 180 days from the termination of this Chassis Sublet or (b) written notification by LTS to APL that such Chassis are lost, stolen or destroyed. If LTS does not return such Chassis to APL within 180 days from the termination of this Chassis Sublet or LTS notifies APL that such Chassis is or are lost, stolen or destroyed, then LTS shall be liable for the Casualty Value of such Chassis in accordance with Article V and Appendix 1 hereof.

                          ARTICLE IX - FORCE MAJEURE

If any Party suffers a Force Majeure event, it shall promptly notify all other Parties of that event, specifying the nature and date of occurrence thereof. The obligation of each Party to perform hereunder shall be suspended during the Force Majeure event to the extent such event prevents performance. The Party suffering the Force Majeure event shall notify the other Parties in writing when that condition has been eliminated.

If a Force Majeure event has been declared, no per diem rental charges shall be assessed for the days identified in the written notice of the Force Majeure event. APL shall inform LTS of the number of Chassis which are per diem rental free upon either its receipt of the notice of an event of Force Majeure, or its having given notice to LTS that it is declaring an event of Force Majeure.


                        ARTICLE X - THIRD PARTY MANAGER

The parties hereby agree that a third party manager or managers may be appointed by APL at any time within the duration of this Agreement to oversee Chassis management at any or all locations within North America.


                          ARTICLE XI - CHASSIS LEASES

LTS may, during the first year of this Agreement, request APL to assign the leases for all the Chassis covered under this Agreement to LTS and, in such event, APL shall be obligated to so assign such leases to LTS.


                          ARTICLE XII - MISCELLANEOUS

A. All notices, demands, requests, and other communications required or permitted by or provided for in this Chassis Sublet ("Communications") shall be given in writing to the parties at their respective addressees set forth below, or at such other address as a party shall designate for itself in writing in accordance with this Section:

To:                 APL:
                    1111 Broadway
                    Oakland, California 94607
                    Attn: Timothy J. Windle
                    Facsimile:  (510)272-8932

With a copy to:

                    Sullivan & Cromwell
                    1888 Century Park East
                    Los Angeles, California 90067
                    Attention: Steven B. Stokdyk, Esq.
                    Facsimile: (310) 712-8800

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

To:                 APL Land Transport Services, Ltd.
                    Joshua Harris
                    c/o Apollo Management, L.P.
                    1301 Avenue of the Americas
                    New York, New York 10019
                    Facsimile: (212)261-4102

                    and

                    Bruce Spector
                    c/o Apollo Management, L.P.
                    1999 Avenue of the Stars, Suite 1910
                    Los Angeles, California 90067
                    Facsimile (310)201-4199

With a copy to:

                    Morton A. Pierce, Esq.
                    Douglas L. Getter, Esq.
                    Dewey Ballantine LLP
                    1301 Avenue of the Americas
                    New York, New York 10019
                    Facsimile: (212) 259-6333

B. Communications may be transmitted by (i) personal delivery, (ii) delivery by messenger, express, or air courier or similar courier, (iii) delivery by United States first class certified or registered mail, postage prepaid, and
(iv) delivery by facsimile. Except as otherwise provided in this Chassis Sublet, delivery or service of any Communication shall be deemed effective only upon receipt; provided, that any Communication received after 5:00 p.m. local time at place of receipt, or on a day other than a Business Day, shall be deemed received on the next succeeding Business Day.

C. Except as is otherwise expressly provided in this Chassis Sublet, all periods of time shall be computed by including Saturdays, Sundays, and holidays.

D. The captions in this Chassis Sublet are for convenience of reference only. They do not define or limit any of the terms or provisions, or otherwise affect the construction, of this Chassis Sublet.

E. References in this Chassis Sublet to Articles, Sections, and Appendices are references to Articles, Sections, and Appendices of this Chassis Sublet, except as expressly otherwise indicated.

F. This Chassis Sublet shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and permitted assignees.

G. This Chassis Sublet shall be construed and enforced in accordance with and be governed by the laws of the State of New York.

H. If either party shall fail to perform any of its obligations under this Chassis Sublet, the other party may, on twenty-five (25) days' notice to the party so failing to perform, do all acts and make all expenditures necessary to remedy such failure, and the party so failing to perform, shall within ten (10) Business Days after demand therefor by the other party, pay to the other party an amount which is equal to the costs, expense and liabilities incurred by the other party in doing any such act or making any such expenditure. No party, however, shall be under any obligation to do any such act or make any such expenditures, nor

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shall the making thereof relieve either party from any of the consequences of any failure to perform any of its obligations under this Chassis Sublet.

I. In the event a dispute between the parties arises concerning any matter under this Chassis Sublet, the party claiming the existence of a dispute shall notify the other party in writing. In the event that such notice is given, the dispute shall be resolved by the Dispute Resolution process set forth in Section 6 of the Stacktrain Services Agreement.

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

     IN WITNESS WHEREOF, this Chassis Sublet has been executed and delivered as of the date first above written, by the duly authorized representatives of the parties hereto.


                                  APL Land Transport Services, Inc.

                                  By: /s/ Ann Fingarette Hasse
                                     ________________________________

                                  Title: Assistant Secretary
                                        _____________________________

                                  American President Lines, Ltd.

                                  By: /s/ Timothy J. Windle
                                     ________________________________

                                  Title: Assistant Secretary
                                        _____________________________

                                  APL Limited

                                  By: /s/ Timothy J. Rhein
                                     ________________________________

                                  Title: President and Chief Executive Officer
                                        _____________________________

                                  APL Co. Pte Ltd.

                                  By: /s/ Frederick M. Sevekow, Jr.
                                     ________________________________

                                  Title: Authorized Signature
                                        _____________________________

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

                           CHASSIS SUBLET AGREEMENT

                                  APPENDIX 1

                   SCHEDULE FOR CASUALTY VALUE CALCULATIONS



A.  LEASED CHASSIS

For leased equipment and equipment otherwise obtained from third parties, the Casualty Value shall be the amount required to be paid under the lease or other arrangement with third parties upon a Total Loss of the Chassis. The party required to pay the Casualty Value under this Chassis Sublet will pay it within fifteen (15) business days after date of demand therefor and, if it fails to do so, shall pay late charges and penalties in accordance with the lease or other arrangement with the third party.


B.  Owned Chassis Agreed Cost (January 1, 1999)

C20       $8,000
C40       $8,000
C45       $8,000
CHE48     $8,800

To determine the Casualty Value for owned Chassis which is a Total Loss, the Agreed Cost shall be depreciated at five percent (5%) per year and pro rata for portions of a year from the date of manufacture of the Chassis down to a minimum of thirty percent (30%) of the Agreed Cost. For purposes of determining Casualty Value, the cost of the Chassis shall be adjusted annually as of January 1 of each year to reflect changes in the cost of new Chassis.

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

                                  SCHEDULE 1

                          TPI CHASSIS ALLOCATION AND
                          DAILY PER DIEM RENTAL RATE

Current Allocation

(i)   C20       C40       C45     CHE   Requirements   Daily Rate

     1,669                              1999 Budget    $ 4.85
               2,469                    1999 Budget    $ 4.85
       422                              MSC Shipping   $ 5.30
                 898                    MSC Shipping   $ 5.30
-----------------------------
     2,091     3,367


Incremental Requirements
------------------------

(i)   C20       C40       C45     CHE   Requirements   Daily Rate



________________________________________


Allocation Reduction
--------------------

(i)   C20       C40       C45     CHE   Requirements   Daily Rate


________________________________________

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